Exhibit 99.1

News Release

	Contact:	Vic Beck
703-280-4456
vic.beck@ngc.com

Northrop Grumman Elects Kathryn Simpson Corporate Vice President and General Counsel; Sheila Cheston to Retire

FALLS CHURCH, Va. – July 12, 2023 – Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Kathryn Simpson corporate vice president and general counsel, effective October 30, 2023. She will succeed Sheila Cheston, who has announced her intent to retire effective December 1. Simpson will report to Kathy Warden, chair, chief executive officer and president, and oversee the company’s legal matters.

“Kathy is a seasoned and respected general counsel and leader, and I’m excited to have her join our senior management team,” said Kathy Warden. “She brings broad-based legal and strategic expertise to the role, and extensive experience working in the aerospace and defense industry, all of which will serve her and our company well as the leader of our global legal team.”
“On behalf of our company and the board of directors, I want to thank Sheila for her contributions to our company over her 13-year career with Northrop Grumman,” said Warden. “She provided outstanding leadership and counsel and has been instrumental in instilling a culture of strong ethics. We wish her all the best in her retirement.”

Simpson is currently vice president and associate general counsel in the company’s Mission Systems sector. Previously, she served as the company’s vice president and deputy general counsel. Simpson joined Northrop Grumman in 2012 from Raytheon, where she worked for 17 years in various positions, including vice president for corporate transactions and board governance and general counsel of Raytheon International and Raytheon Commercial Electronics. Prior to this, Simpson was an Attorney-Advisor at the United States International Trade Commission and practiced law at a major U.S. law firm. She holds a bachelor's degree from the University of Iowa and a juris doctorate degree from the University of Wisconsin.

Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our 95,000 employees define possible every day.

Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com

###

Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com